Exhibit 99.1

Kona Grill Upsizes Secured Credit Facilities to $60,000,000

SCOTTSDALE, AZ, October 12, 2016 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, announced that it has entered into a five-year amended credit agreement with KeyBank National Association and Zions First National Bank providing for revolving and term credit facilities totaling $60 million. The amended credit facilities consist of a $45 million senior secured revolving credit facility and a $15 million senior secured term loan facility. The amended credit facilities replace an existing $35 million credit line.

"We are pleased to continue our partnership with KeyBank and are thrilled to have Zions First National Bank as a new partner on the upsized credit facilities," said Berke Bakay, President and CEO of Kona Grill. "The amended credit facilities provide us with flexibility as we execute our growth plan and enables us to capitalize on the strength of our brand by locking into a new five-year term through October 2021.  These facilities enable us to significantly increase the availability of funds, while providing additional flexibility for share repurchases, growth capital and general corporate purposes."

The amended facilities allow for available borrowings of $60 million compared to $35 million under the old facility and contains an accordion feature that could increase availability by an additional $25 million for total availability of $85 million.  The amended facility bears interest between 1.75% and 2.75% over LIBOR, depending upon the Company's leverage ratio. The amended facilities also provide additional flexibility on capital distributions and contains generally less restrictive financial covenants.  The facilities are secured by the assets of the Company and has a five-year term with an option to extend the term for one year upon the Lenders' consent.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 42 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 22 states and Puerto Rico: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Sarasota, Miami, Tampa); Georgia (Alpharetta); Hawaii (Honolulu); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio, The Woodlands); Virginia (Arlington, Fairfax, Richmond). For more information, visit www.konagrill.com

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com